
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A1                    6240446.13       7302965.32                0       969038021.26
A2                    2856373.97       6162380.55                0       567414589.55
A3                        580000                0                0           96000000
R1                             0                0                0                  0
R2                             0                0                0                  0
XIO                   1115441.13                0                0                  0

